Exhibit 99.1

CVSL RELEASES QUARTERLY RESULTS; REVENUE RISES 18%

(Dallas, TX, November 14, 2013)

CVSL Inc. [stock symbol: CVSL] today released financial results for the third quarter.  CVSL recorded revenues of $23.7 million for the quarter, an increase of $3.6 million, or 18% over the second quarter.

A highlight of the quarterly results was a marked improvement in the financial performance of The Longaberger Company, which is the largest company owned by CVSL during the quarter. CVSL’s operating results improved by $2.1 million compared to the previous quarter.  Most of the improvement is the result of increased revenues at Longaberger, combined with cost containment initiatives that were launched at Longaberger during the second quarter and which began to have a positive effect during the third quarter.

Another accomplishment during the quarter was continued significant progress toward reducing debt at The Longaberger Company.  “In 2011, total bank debt at Longaberger was nearly $30 million.  By the end of 2013, we anticipate total bank debt at Longaberger will be less than $10 million.  That represents a major strengthening of the overall balance sheet.  CVSL on a consolidated basis has total cash and marketable securities exceeding its bank debt,” said CVSL chairman John Rochon.

Late in the third quarter CVSL successfully completed a transaction to acquire Your Inspiration At Home, a direct seller of hand-crafted spice blends from around the world.  Your Inspiration At Home’s revenue has increased approximately five-fold from the prior year.

Just after the end of the third quarter, CVSL successfully completed transactions to acquire Tomboy Tools, a direct seller of a line of tools designed for women as well as home security systems, and Agel Enterprises, a global direct seller of nutritional and skin care products. Results related to Tomboy Tools and Agel Enterprises will be included in fourth quarter results.

CVSL’s combined annualized revenue from the four operating companies exceeds $140 million.  CVSL continues to aggressively pursue additional acquisitions.  CVSL has signed a letter of intent with Golden Girls, which purchases gold and tradable jewelry, and Paperly, which offers a line of custom stationery and other personalized products.

“It has been only one year since we launched CVSL and we have already completed four acquisitions.  Those businesses are already approaching break-even on operating results.  To be performing this well this quickly is an impressive achievement by the extraordinary management teams at the operating companies,” said Mr. Rochon.  “We are especially pleased at the progress of the turnaround which is being accomplished at Longaberger,” he added.

“We are right on track with our plan to grow profitably in the direct selling channel, by adding companies, adding product lines and adding markets while controlling overall fixed overhead expenses using our philosophy of cooperative synergies. We added three companies since the second quarter, significantly improved operating results, extended our reach globally and reduced debt. We’re on target with the strategy we outlined from day one.”

On October 29, CVSL announced that it had delivered a written proposal to the board of directors of Blyth, Inc. to acquire the public common shares of the direct seller. “We continue to actively pursue our proposal to Blyth.  As we said when we announced it, we believe that this transaction would benefit the shareholders of CVSL and Blyth and would create a powerful new force in the direct selling industry, while expanding CVSL’s options for making further acquisitions and scaling up,”  said Mr. Rochon.

About CVSL (www.cvsl.us.com)

CVSL Inc. is an innovative public company pursuing a strategy of gathering together multiple companies in the direct selling, or micro-enterprise, sector.  Each company maintains its own separate brand identity, leadership and product line, while achieving efficiencies through sharing of back office resources and best practices.

CVSL direct selling companies currently include The Longaberger Company, a 40-year old maker of hand-crafted baskets and other home décor items; Your Inspiration At Home, an award-winning maker of hand-crafted spices and other gourmet food items from around the world; Tomboy Tools, a direct seller of tools designed for women as well as home security systems; and Agel Enterprises, a global seller of nutritional products in gel form as well as a skin care line sold under the Ageless™ brand, operating in 40 countries.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology. Such statements include statements regarding our anticipated revenues, our growth, and the benefits of  a business combination with Blyth, Inc. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only expectations and involve known and unknown risks, uncertainties, and other factors, including the risk that the transaction with Blyth may not be consummated or if consummated may not produce the desired results, our growth may not continue as anticipated and our revenue may not be as expected and  the risks outlined under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2012, our Forms 10-Q, including the one issued  for the period ending September 30, 2013 and those discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ materially from expectations.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

CVSL Media Contact:  Russell Mack (rmack@cvsl.us.com)

CVSL Investor Relations Contact:  Scott Pumper (scottp@cvsl.us.com)